CHESAPEAKE UTILITIES CORPORATION AND SUBSIDIARIES

EXHIBIT 11
COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE


                                                FOR THE QUARTER          FOR THE NINE MONTHS
                                             ENDED SEPTEMBR 30, (1)      ENDED SEPTEMBER 30,
                                            ------------------------  ------------------------
                                                1997        1996          1997        1996
                                                ----        ----          ----        ----
Primary earnings per share calculation:
  Weighted average number of shares           4,502,279   4,442,713     4,488,482   4,423,878
                                            ========================  ========================

  Consolidated net income                     ($739,193)  ($747,779)   $3,319,761  $5,738,689
                                            ========================  ========================

Primary earnings per share                       ($0.16)     ($0.17)        $0.74       $1.30
                                            ========================  ========================

Fully diluted earings per share calculation:
  Weighted average number of shares           4,502,279   4,442,713     4,488,482   4,423,878
  Contingent shares related to assumed
    conversion of convertible debt              239,939     242,171       240,204     243,427
                                            ------------------------  ------------------------
  Weighted average number of shares assuming
    full dilution                             4,742,218   4,684,884     4,728,686   4,667,305
                                            ========================  ========================

  Adjusted net income
    Consolidated net income                   ($739,193)  ($747,779)   $3,319,761  $5,738,689
    Interest on convertible debt                 84,882      85,438       252,157     255,775
    Less:  Applicable federal income taxes      (33,104)    (33,321)      (98,341)    (99,752)
                                            ------------------------  ------------------------
  Adjusted net income                         ($687,415)  ($695,662)   $3,473,577  $5,894,712
                                            ========================  ========================

Fully diluted earnings per share                 ($0.14)     ($0.15)        $0.73       $1.26
                                            ========================  ========================

(1) This calculation is submitted in accordance with Regulation S-K item 601(b)(11), although it is contrary to paragraph 40 of APB Opinion No. 15, because it produces an anti-dilutive result for the quarters ended September 30, 1997 and 1996.